Exhibit 10.27

                          INVESTMENT BANKING AGREEMENT

This Investment Banking Agreement (the "Agreement") is entered into June 17, 2005 by and between Delta Mutual, Inc. a Delaware corporation with its principal office located at 111 North Branch Street, Sellersville, PA 18960 ("Delta"), and T& T Vermoegensverwaltungs AG ("T&T"), with its principal office located at Bahnhofstrasse 73, 8001, Zurich, Switzerland. Delta hereby retains and appoints T&T on an exclusive basis so long as this Agreement is in full force and effect, and T& T accepts such appointment to raise up to $3,500,000 in the form of two sequential fundings as follows: (1) a One Million Five Hundred Thousand Dollar ($1,500,000) private placement called the "First Tranche"; and (2) a Two Million Dollar ($2,000,000) private placement called the "Second Tranche".

      (1) The First Tranche shall take the form of a private placement of $1,500,000, to be completed by July 31, 2005, of shares of the Common Stock (as defined below) of Delta at a price per share of thirty cents ($0.30), with accredited investors primarily in Europe. The purpose of the First Tranche is to provide Delta with working capital. Upon completion of the First Tranche, the investors will own approximately five million (5,000,000) shares of the outstanding common stock of Delta.

      (2) The Second Tranche shall take the form of a private equity placement of up to $2,000,000, provided that Delta provides T&T with written notice, on or after July 31, 2005 of the amount of funding required in the Second Tranche. Upon such notification, T&T shall have one hundred twenty (120) days to complete the placement of additional shares of the Common Stock of Delta at a price per share of thirty cents ($0.30), with accredited investors primarily in Europe.

      (3) As used herein, Common Stock shall mean shares of Delta's common stock that are deemed restricted securities as defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and that stock certificates representing the shares of Common Stock shall bear the appropriate restrictive legends.

T&T acknowledges that it is an independent contractor and is not an employee or agent of Delta and shall not hold itself out as such employee or agent. T&T further acknowledges that it has no authority or responsibility to enter into any contracts or commitments on behalf of Delta. Any material T&T prepares and distributes on behalf of Delta shall be subject to the Confidential Information provisions contained in this Agreement and shall remain property of Delta. The parties agree T&T shall perform its services herein on a best efforts basis.

COMPENSATION

Delta agrees to compensate T&T as described in this paragraph but only if investors introduced by T& T actually provide funding to Delta. In such event, Delta agrees to pay or cause to be paid a cash fee equal to twelve percent (12%) of the cash proceeds received by Delta. The foregoing sentence notwithstanding, T&T, at its sole option, may deduct any compensation due to it under this section of the Agreement from the gross proceeds due to Delta from the placement of private equity in accordance with this Agreement.

The foregoing paragraph notwithstanding, Delta is under no obligation to accept any offer for investment brought to Delta by T&T and T&T acknowledges that it cannot control any decisions made by Delta, including the decision by Delta (at its sole discretion) to refuse any investors or investment proposals provided by T&T under this Agreement.

TERM AND TERMINATION

The term of this Agreement shall be for a period of six (6) months from the date hereof ("Initial Term"). This Agreement may be extended beyond the Initial Term by the written consent of both parties. This Agreement may be terminated at any time for cause, such as malfeasance, misfeasance, or the perception of lack of best efforts on behalf of either party. Upon termination of this Agreement, neither party shall have any liability or obligation to the other party, provided however, that for a period of one (1) year following termination, Delta will be responsible for the Compensation as provided herein to T&T, if Delta consummates a funding transaction with a party introduced by T&T during the time that this Agreement was in full force and effect, and which party was not previously known to Delta as of the date of this Agreement.

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CONFIDENTIAL INFORMATION

Both parties, unless required by court order, statute or other regulation must approve any publicity or disclosure of the business relationship between Delta and T&T, in advance. During the course of the performance of services by T&T, it may have access to, have disclosed to it, or otherwise obtain information, which Delta identifies (in writing, by labeling or otherwise) as Confidential Information ("Confidential Information"). T&T shall use such Confidential Information solely in performance of its obligations under this Agreement and shall not divulge it to, or use it for the benefit of any third party without Delta's written consent. Information shall not be deemed confidential if such information is: a) already known to T&T free of any restrictions at the time it is obtained; b) subsequently learned from an independent third party free of any restrictions; or c) available publicly.

DISPUTE RESOLUTION

The parties agree that all disputes arising out of or in connection with this Agreement shall be finally settled by confidential, final and binding arbitration in London, England, in the English language, under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules, except Delta and T&T shall retain the right to seek injunctive and equitable relief for any actual or threatened breach of the Confidential Information section of this Agreement in any state or federal court of competent jurisdiction.

ENTIRE AGREEMENT

This Agreement supersedes all prior agreements between the parties and sets forth the entire understanding between the parties with respect to the subject matter herein. No amendments or modifications to this Agreement shall be binding unless made in writing and signed by both parties.

CONTROLLING LAW

The laws of the Commonwealth of Pennsylvania, United States of America, shall control the interpretation and enforcement of this Agreement.

The parties have executed this Agreement effective as of the date and year first written above.

T&T Vermoegensverwaltungs AG (T&T)           Delta Mutual, Inc. (Delta)


By: /s/ Ivano Angelastri                     By: /s/ Peter F. Russo
    --------------------------                   --------------------------
    Ivano Angelastri                             Peter F. Russo
    President                                    President & CEO

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